Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated December 16, 2013

Registration Statement No. 333-191211

Issuer:	CombiMatrix Corporation

Symbol:	CBMX

Securities offered by us:

12,000 units, with each unit consisting of one share of Series D preferred stock and one warrant exercisable for 485.4369 shares of our common stock, which equals 100% of the number of shares of our common stock issuable upon conversion of a share of Series D preferred stock at the initial conversion price

Number shares of Series D preferred stock included in units:	12,000

Number of warrants included in units:	12,000

Offering price to the public:	$1,000 per unit

Initial conversion price of Series D preferred stock:	$2.06 per share, which is 72.5% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on the date we entered into the underwriting agreement

Initial exercise price of warrants:	$3.12 per share, which is 110% of the consolidated closing bid price of our common stock on The NASDAQ Capital Market on the date we entered into the underwriting agreement

Shares of common stock underlying the shares of Series D preferred stock included in units:	5,825,243

Shares of common stock underlying the warrants included in units:	5,825,243

The information above will be reflected at the appropriate places in the Prospectus (Registration Statement No. 333-191211), which Prospectus will be filed by the Issuer pursuant to Rule 424.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Ladenburg Thalmann & Co. Inc., 4400 Biscayne Blvd., 14th Floor, Miami, Florida 33137.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THIS EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.